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                                                                Public Relations

                                                                   MetLife, Inc.
For Immediate Release                                          One MetLife Plaza
                                                        27-01 Queens Plaza North
                                                      Long Island City, NY 11101

(MetLife(R) Logo)


Contacts:         For Media:        John Calagna
                                    (212) 578-6252

                  For Investors:    Jorge Ramirez
                                    (212) 578-2085


                METLIFE DECLARES ANNUAL DIVIDEND ON COMMON STOCK

NEW YORK, October 23, 2007 -- The board of directors of MetLife, Inc. (NYSE:
MET) today declared an annual dividend for 2007 of $0.74 per common share payable on December 14, 2007 to shareholders of record as of November 6, 2007.

"This year's dividend represents a 25% increase from the 2006 annual dividend of $0.59 per common share," said C. Robert Henrikson, chairman of the board, president and chief executive officer of MetLife, Inc. "This not only demonstrates our confidence in our business fundamentals, but also our commitment to shareholder value."

MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

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